UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2019

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(703) 287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On April 26, 2019, Iridium Communications Inc. (the “Company”) sent a Notice of Conversion at the Option of the Company (the “Notice”), a copy of which is attached hereto as Exhibit 99.1, to all holders of record of its 6.75% Series B Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”). Pursuant to the Notice, all outstanding shares of Series B Preferred Stock will be converted into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The effective date of the conversion at the option of the Company will be May 15, 2019 (the “Conversion Date”).

Pursuant to the Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock (the “Series B Certificate of Designations”), as of May 15, 2019, the Company has the right to cause some or all of the Series B Preferred Stock to be converted into shares of Common Stock, provided that the Common Stock has a volume-weighted average price above $11.21 per share for 20 trading days in the 30 trading days prior to the Company’s issuance of notice of the exercise of its conversion option, which price trigger has been satisfied.

On the Conversion Date, holders of Series B Preferred Stock will be entitled to receive 33.456 shares of Common Stock for each share of Series B Preferred Stock, reflecting an approximate conversion price of $7.47 per share based on the initial issuance price of $250 per share of Series B Preferred Stock. There are currently 497,000 shares of Series B Preferred Stock outstanding, and therefore a total of approximately 16,627,632 shares of Common Stock will be issued upon conversion of the Series B Preferred Stock.

As described in Item 7.01 below, the Company has set apart and will pay all accrued dividends on the Series B Preferred Stock through the dividend payment date of March 15, 2019, the last dividend payment date prior to the Conversion Date.

From and after the Conversion Date, no shares of Series B Preferred Stock will be issued or outstanding and all rights of the holders of the Series B Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Series B Preferred Stock, as described above.

The shares of Common Stock are being issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the Company and existing security holders where no commission or other remuneration is paid or given directly or indirectly by the Company for soliciting such exchange.

Item 7.01	Regulation FD Disclosure.

The Series B Certificate of Designations requires that, as a condition to the conversion of the Series B Preferred Stock at the option of the Company, the Company must first declare and pay, or declare and set apart for payment, any unpaid dividends that are in arrears on the Series B Preferred Stock. On April 26, 2019, the Company announced that its board of directors (the “Board”) had declared a cash dividend on the Series B Preferred Stock of $16.875 per share, representing the amount of all accrued but unpaid dividends for the period from and including March 16, 2018 through March 15, 2019. The dividend has been set aside and will be paid on or about May 13, 2019 to all holders of record of the Series B Preferred Stock as of May 8, 2019.

The Series B Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “IRDMB.” The Company has requested that Nasdaq Stock Market, LLC file a notification of removal from listing on Form 25 with the SEC with respect to the delisting of the Series B Preferred Stock as of the Conversion Date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Notice of Conversion at the Option of the Company to holders of the 6.75% Series B Cumulative Perpetual Convertible Preferred Stock, dated April 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: April 26, 2019	By:	/s/ Matthew J. Desch
Matthew J. Desch Chief Executive Officer